UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 19, 2022

ARTESIAN RESOURCES CORP
(Exact name of registrant as specified in its charter)

Delaware	000-18516	51-0002090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

664 Churchmans Road
Newark, Delaware 19702
(Address of principal executive offices, including zip code)

(302) 453-6900
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ARTNA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On July 19, 2022, final judgment was entered by the United States District Court, or Court, for a Consent Decree between the Delaware Sand and Gravel Remedial Trust, or Trust, and the United States Environmental Protection Agency, or USEPA, that governs the implementation of Amendment No 2 to the USEPA’s 1988 Record of Decision for the Delaware Sand & Gravel Landfill Superfund Site, or Site, located in New Castle County, Delaware, issued on December 12, 2017, or ROD Amendment No. 2, confirming, among other things, the terms and conditions set forth in a Settlement Agreement upon which The Chemours Company FC, LLC, Hercules, LLC, Waste Management of Delaware, Inc., SC Holdings, Inc., Cytec Industries, Inc., Zeneca Inc., and Bayer CropScience Inc., collectively the Percentage Settlors, and the Trust, on one hand, and Artesian Water Company, Inc., or Artesian Water, on the other hand, have agreed to resolve certain of Artesian Water’s claims and issues relating to releases of contaminants from the Site.

ROD Amendment No. 2 sets forth the remedy for the contamination existing at and emanating from the Site, or the Remedy, to address a release of contaminants of concern and of emerging concern, or COC’s, from the Site into groundwater.  Artesian Water has found in groundwater that Artesian Water uses for public potable water supply certain COC’s that the Remedy is designed to address, as a result of which Artesian has incurred, and potentially will incur additional, capital and operating costs to treat the groundwater to meet applicable drinking water standards.  The Remedy includes requirements that are directly linked to Artesian’s continued operation of the treatment plant associated with groundwater around the Site.

As set forth in the Settlement Agreement, Artesian Water shall have access to financial assurances that the Percentage Settlors have provided, or will provide, to the USEPA in connection with the Consent Decree governing the implementation of the Remedy.  In addition, the Trust shall pay Artesian Water for past capital and operating costs, totaling approximately $10.0 million, with approximately $2.5 million due by August 18, 2022, within 30 days after the Court’s July 19, 2022 approval of the Consent Decree.  The remaining $7.5 million will be payable in three equal installments annually on the anniversary date of the Court’s approval of the Consent Decree.  In addition, the Trust shall reimburse Artesian Water for documented reasonable and necessary capital and operating costs after July 1, 2021 that Artesian Water incurs to treat Site-related COC’s.  The Trust’s reimbursement of such costs shall end if and when, based upon testing information from the Trust’s Remedy facilities and Artesian Water’s facilities, treatment of Site-related COC’s is no longer necessary for Artesian Water to meet the treatment levels that Artesian Water chooses to not exceed in water it distributes to the general public throughout its service territory to provide a margin of safety in complying with applicable drinking water standards.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement.  The Company intends to file the Settlement Agreement as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2022.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

104	Cover Page Interactive Data File, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTESIAN RESOURCES CORPORATION

Date: July 25, 2022	By: /s/ David B. Spacht
David B. Spacht
Chief Financial Officer